Exhibit (d7)

Execution copy

Money Manager Agreement

This agreement (the “Money Manager Agreement”) is between TIFF Investment Program (“TIP”), a Delaware statutory trust, for its TIFF Multi-Asset Fund (the “Fund”), and AQR Capital Management, LLC (the “Manager”), a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and is effective as of September 29, 2017 (the “Effective Date”).

Recitals

TIP is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

TIP wishes to retain the Manager to render advisory services to the Fund and the Manager is willing to render those services.

The parties therefore agree as follows:

1.	Managed Assets

The Manager will provide investment management services with respect to the portion of the Fund’s assets placed with the Manager on behalf of the Fund from time to time. Such assets, as changed by investment, reinvestment, additions, disbursements of expenses, and withdrawals, are referred to in this Agreement as the “Managed Assets.” The Fund may make additions to or withdraw all or any portion of the Managed Assets from this management arrangement at any time.

2.	Appointment and Powers of Manager; Investment Approach

(a)          Appointment. TIP, acting on behalf of the Fund, hereby appoints the Manager to manage the Managed Assets for the period and on the terms set forth in this Agreement. The Manager hereby accepts this appointment and agrees to render the services herein described in accordance with the requirements described in Section 3(a).

(b)          Powers. Subject to the supervision of the board of trustees of TIP and subject to the supervision of TIFF Advisory Services, Inc. (“TAS”) as Investment Adviser to the Fund, the Manager shall direct investment of the Managed Assets in accordance with the requirements of Section 3(a). TIP, acting on behalf of the Fund, grants the Manager authority to:

(i)	acquire (by purchase, exchange, subscription, or otherwise), hold, and dispose of (by sale, exchange, or otherwise) securities, instruments and other investments and provide the necessary instructions on behalf of the Fund to brokers and custodians to effect the transactions;

AQR Money Manager Agreement Page 2

(ii)	determine what portion of the Managed Assets will be held uninvested; and

(iii)	enter into such agreements and make such representations (including representations regarding the purchase of securities and other instruments for investment) as may be necessary or proper in connection with the performance by the Manager of its duties hereunder.

(c)          Power of Attorney. To enable the Manager to exercise fully the discretion granted hereunder, TIP appoints the Manager as its attorney-in-fact to invest, sell, and reinvest the Managed Assets as fully as TIP itself could do. The Manager hereby accepts this appointment.

(d)          Voting. The Manager shall be authorized to vote on behalf of the Fund any proxies relating to the Managed Assets, provided, however, that the Manager shall comply with any instructions received from the Fund as to the voting of securities and handling of proxies.

(e)          Independent Contractor. The Manager shall for all purposes be deemed to be an independent contractor and, except as expressly authorized herein, shall have no authority to act for or to represent TIP, the Fund, or TAS in any way, or otherwise to be an agent of any of them.

(f)          Reporting. The Manager shall furnish to TIP upon reasonable request such information that TIP may reasonably require to complete documents, reports, or regulatory filings directly related to the services Manager provides pursuant to this Agreement. For the avoidance of doubt, the Manager shall not be obligated to complete or make any regulatory filings that are required to be made by the Fund.

3.	Requirements; Duties

(a)          Requirements. In performing services for the Fund and otherwise discharging its obligations under this Agreement, the Manager shall act in conformity with the following requirements solely with respect to the Managed Assets (the “Requirements”):

(i)	the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations which apply to the Manager in conjunction with performing services for the Fund, if any;

(ii)	TIP’s Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A as filed with the Securities and Exchange Commission relating to the Fund and the shares of beneficial interest in the Fund, as such Registration Statement may be amended from time to time (the “Registration Statement”), it being understood that TIP shall deliver or otherwise make available to the Manager any amendments or supplements to the Registration Statement that contain changes that pertain to the Manager’s provision of services under this Agreement prior to the effectiveness thereof (or as soon as reasonably practicable thereafter) and such that Manager is given a reasonable amount of time to implement any such changes;

AQR Money Manager Agreement Page 3

(iii)	the Manager’s Investment Guidelines, which may be amended from time to time through mutual agreement by TAS and the Manager in writing and which may allow the Manager, with respect to the Managed Assets, to exceed certain Fund level restrictions as stated in the Registration Statement;

(iv)	written instructions and directions of the board of trustees of TIP, it being understood that such instructions shall be provided such that Manager is given a reasonable amount of time to implement them; and

(v)	written instructions and directions of TAS, it being understood that such instructions shall be provided such that Manager is given a reasonable amount of time to implement them.

(b)          Responsibility with Respect to Actions of Others. TIP may place the investment portfolio of each of its funds, including the Fund, with one or more investment managers. To the extent the applicability of, or conformity with, the Requirements depends upon investments made by, or activity of, the managers other than the Manager, the Manager agrees to comply with such Requirements: (i) to the extent that such compliance is within the Manager’s Investment Guidelines; and (ii) to the extent that the Manager is provided with information sufficient to ascertain the applicability of such Requirements. If it appears to the Fund at any time that the Fund may not be in compliance with any requirement and the Fund or TAS so notifies the Manager, the Manager shall promptly take such actions not inconsistent with applicable law or regulation as the Fund or TAS may reasonably specify to effect compliance. For the avoidance of doubt, the Manager shall only be responsible for the Requirements with respect to the Managed Assets, and shall not be liable for any acts or omissions of other investment managers managing assets of the Fund.

(c)          Responsibility with Respect to Performance of Duties. In performing its duties under this Agreement, the Manager will act in a manner consistent with its fiduciary obligations to the Fund and shall use reasonable care and its best judgment in matters relating to the Fund. The Manager will not deal with the Managed Assets in its own interest or for its own account.

AQR Money Manager Agreement Page 4

(d)          Valuation. The Manager shall not be responsible for calculating the Net Asset Value of the Fund’s portfolio or making final decisions on the value of portfolio securities used to calculate such net asset value, but must review regularly the pricing of the Managed Assets as made available by or on behalf of the Fund. The Manager agrees to notify the Fund promptly if the Manager reasonably believes that the value of any portfolio security comprising the Managed Assets may not reflect fair value. The Manager agrees to provide upon request any pricing information of which the Manager is aware to the Fund, to TAS, or to the Fund’s administrator to assist in the determination of the fair value of any portfolio security for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Fund’s valuation procedures for the purpose of calculating the Fund’s Net Asset value in accordance with procedures and methods established by the board of trustees of TIP.

4.	Recordkeeping and Reporting

(a)          Records. The Manager shall maintain proper and complete records relating to the furnishing of investment management services under this Agreement, including records with respect to the securities transactions for the Managed Assets required by Rule 31a-1 under the 1940 Act. All such records maintained pursuant to this Agreement shall be subject to examination by the Fund and by persons authorized by it during reasonable business hours upon reasonable notice. Records required by Rule 31a-1 maintained as specified above shall be the property of the Fund; the Manager will preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act and shall surrender such records promptly at the Fund's request. Upon termination of this Agreement, the Manager shall as soon as reasonably practicable return records that are the Fund's property and, upon demand, shall make and deliver to the Fund true and complete and legible copies of such other records maintained as required by this Section 4(a) as the Fund may request. The Manager may retain copies of records furnished to the Fund.

(b)          Reports to Custodian. The Manager shall provide to the Fund's custodian and to the Fund, on each business day, information relating to all transactions concerning the Managed Assets.

(c)          Other Reports. The Manager shall render to the board of trustees of TIP and to TAS such periodic and special reports as the board or TAS may reasonably request.

5.	Purchase and Sale of Securities

(a)          Selection of Brokers. The Manager shall place all orders for the purchase and sale of securities or instruments on behalf of the Fund with brokers or dealers selected by the Manager in conformity with the policy respecting brokerage set forth in the Registration Statement. Neither the Manager nor any of its officers, employees, nor any of its "affiliated persons," as defined in the 1940 Act, will act as principal with respect to the Managed Assets nor will the Manager execute any portfolio transactions for the Managed Assets with a broker or dealer which is (i) an affiliated person of the Fund; (ii) principal underwriter of the Fund's shares; or (iii) an affiliated person of  such an affiliated person, unless such transactions are: (a) exempt under applicable law or regulation, including under Rule 10f-3(b) or Rule 17a-10; (b) exempt under applicable law or regulation and executed in accordance with the Fund’s procedures adopted thereunder, including the exemptions provided by Rule 10f-3(c) or Rule 17a-7, and the Fund’s Rule 10f-3 procedures or Rule 17a-7 procedures, as the case may be; or (c) executed in accordance applicable law or regulation and executed in accordance with the Fund’s procedures adopted thereunder, including Rule 17e-1 and the Fund's Rule 17e-1 procedures. TIP agrees that it will provide the Manager with a written list of such brokers and dealers and will, from time to time, update such list as necessary.  The Manager agrees that it will provide TIP or TAS with a written list of brokers and dealers that are affiliates of the Manager and will, from time to time, update such list as necessary.

AQR Money Manager Agreement Page 5

In placing such orders, the Manager will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances and in accordance with applicable law and the Manager’s best execution policy. In evaluating the terms available for executing particular transactions for the Fund and in selecting broker-dealers to execute such transactions, the Manager may consider, in addition to commission cost and execution capabilities, those factors that it deems relevant, such as the financial stability and reputation of broker-dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by such broker-dealers. The Manager is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if the Manager determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer in discharging responsibilities with respect to the Fund or to other client accounts as to which it exercises investment discretion.

(b)          Aggregating Orders. On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other advisory clients of the Manager, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or instruments to be so sold or purchased. In such event, allocation of securities or instruments so purchased or sold, as well as the expense incurred in the transaction, will be made by the Manager in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and its other clients.

6.	Management Fees; Expenses

(a)          Management Fees. Schedule I attached hereto sets out the fees to be paid by the Fund to the Manager no later than the last day of the month immediately following the end of the period to which the fee relates.

AQR Money Manager Agreement Page 6

(b)          Expenses. The Manager shall furnish at its own expense all of its own office facilities, equipment and supplies, and shall perform at its own expense all routine and recurring functions necessary to render the services required under this Agreement including administrative, bookkeeping and accounting, clerical, statistical, and correspondence functions. The Fund (and not the Managed Assets) will be responsible for its own fees and expenses; provided, however that the following expenses will be paid from the Managed Assets: (i) sub-custodian transaction charges related to investments by the Managed Assets in foreign markets, (ii) the Manager’s management fees, (iii) brokerage commissions incurred by the Managed Assets, and (iv) borrowing costs related to short sale activities by the Managed Assets. For all other expenses not specifically assumed by the Manager or Managed Assets hereunder, the Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for them. Expenses borne by the Fund include, but are not limited to, (i) general custodial fees for the Managed Assets, (ii) memo pledging costs related to short sale activities by the Managed Assets; and (iii) interest and taxes, if any, payable by the Fund. In addition, the Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, such non-recurring special out-of-pocket costs and expenses as may be authorized in advance by the Fund.

7.	Non-Exclusivity of Services

The Manager is free to act for its own account and to provide investment management services and advice to others. The Fund acknowledges that the Manager and its affiliates, officers and employees, and the Manager's other clients, may at any time have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired or disposed of under this Agreement for the Fund. Neither the Manager nor any of its officers or employees shall have any obligation to effect a transaction under this Agreement simply because such a transaction is effected for his or its own account or for the account of another client. The Fund agrees that the Manager may refrain from providing any advice or services concerning securities of companies for which any officers, directors, partners or employees of the Manager or any of the Manager’s affiliates act as financial adviser, investment manager or in any capacity that the Manager deems confidential, unless the Manager determines in its sole discretion that it may appropriately do so. The Fund appreciates that, for good commercial and legal reasons, material nonpublic information which becomes available to affiliates of the Manager through these relationships cannot be passed on to Fund and that the Manager may be restricted from trading the securities of issuers about which it is in possession of material nonpublic information.

8.	Liability

The Manager shall not be liable to the Fund, TIP, or TAS for any error of judgment, but the Manager shall be liable to the Fund for any loss resulting from willful misfeasance, bad faith, or gross negligence by the Manager in providing services under this Agreement or from reckless disregard by the Manager of its obligations and duties under this Agreement. Nothing in this Agreement shall constitute a waiver or limitation of any rights that the Fund, TIP, or TAS may have under applicable state or federal laws.

AQR Money Manager Agreement Page 7

9.	Representations

(a)          The Manager hereby represents to the Fund that the Manager is registered as an investment adviser under the Advisers Act, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of the Manager has been duly authorized and, upon execution and delivery, this Agreement will be binding upon the Manager in accordance with its terms.

(b)          The Manager represents that it is in material compliance with all applicable laws related to the services provided hereunder, both federal and state.

(c)          TIP hereby represents to the Manager that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of the Fund has been duly authorized and, upon execution and delivery, this Agreement will be binding upon TIP in accordance with its terms.

(d)          TIP acknowledges receipt of Parts 2A and B of the Manager’s Form ADV and Commodity Trading Advisor (CTA) Disclosure Document (if applicable).

(e)          TIP represents that TIP and the Fund are in material compliance with all applicable laws and regulations, both federal and state.

(f)          TIP represents that all of the Fund’s current shareholders are “qualified clients,” in accordance with Rule 205-3 under the Advisers Act (“Qualified Clients”), and that all of the Fund’s shareholders will be “Qualified Clients” for so long as this Agreement remains in effect.

10.	Term

This Agreement shall continue in effect for a period of two (2) years from the date hereof and shall thereafter be automatically renewed for successive periods of one (1) year each, provided such renewals are specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated without the payment of any penalty, by (a) the Fund, if a decision to terminate is made by the board of trustees of TIP or by a vote of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act), or (b) the Manager, in each case with at least 30 days' written notice from the terminating party and on the date specified in the notice of termination.

The rights and obligations that are provided in section (f) of Paragraph 2, Paragraph 8 and Paragraph 16 shall survive the cancellation, expiration, or termination of this Agreement.

This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

AQR Money Manager Agreement Page 8

11.	Amendment

Except as otherwise provided in this Agreement, this Agreement may be amended by mutual consent, but the consent of the Fund must be approved in conformity with the requirements of the 1940 Act and any order of the Securities and Exchange Commission that may address the applicability of such requirements in the case of the Fund. Any such amendment must be in writing and signed by each party.

12.	Notices

Notices or other communications required to be given pursuant to this Agreement shall be deemed duly given when delivered electronically, in writing, or sent by fax or three business days after mailing registered mail postage prepaid as follows:

Fund:	TIFF Investment Program

Attn: Chief Legal Counsel
c/o TIFF Advisory Services, Inc.
170 N. Radnor Chester Road, Suite 300
Radnor, PA 19087
	Fax:	610-684-8080
	Email:	miops@tiff.org with a copy to cszautner@tiff.org

Manager:	Nicole DonVito
AQR Capital Management, LLC
Managing Director, Senior Counsel & Head of Registered Products
Two Greenwich Plaza
Greenwich, CT 06830
	Fax:	203-742-3315

Each party may change its address by giving notice as herein required.

13.	Sole Instrument

This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force or effect.

14.	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

AQR Money Manager Agreement Page 9

15.	Applicable Law

This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws. Nothing herein shall be construed to require either party to do anything in violation of any applicable law or regulation.

16.	Confidential Information

Any information or recommendations supplied by any party to this Agreement, which are not otherwise in the public domain, including but not limited to securities or other assets held or to be acquired by the Fund, transactions in securities or other assets effected or to be effected on behalf of the Fund, investment models or strategies, financial information or any other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”). Confidential Information shall be kept confidential and protected by any receiving party and may only be shared with a receiving party’s employees, affiliates, agents and/or service providers to the extent necessary to enable the party to fulfill its obligations under this Agreement, it being understood that such employees, affiliates, agents and/or service providers will be held to a duty of confidentiality in order to receive such Confidential Information.

A party may also disclose Confidential Information under the following circumstances: (i) portfolio holdings disclosures made by TIP in compliance with TIP’s procedures on the disclosure of portfolio holdings, when applicable; (ii) as may be required by applicable law or rule or compelled by judicial or regulatory authority having competent jurisdiction over the party, it being understood than any party receiving such a request will notify the other party to which the Confidential Information pertains, to the extent legally permissible, to allow such party an opportunity to seek a protective order from such request; or (iii) as specifically agreed to in writing by the other party to which the Confidential Information pertains. Further, no party may trade in any securities issued by another party while in possession of material non-public information about that party. Lastly, the Manager may not consult with any other money managers for the Fund about transactions in securities or other assets of the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund. Nothing in this Agreement shall be construed to prevent the Manager from lawfully giving other entities investment advice about, or trading on their behalf in, shares issued by the Fund or securities or other assets held or to be acquired by the Fund.

AQR Money Manager Agreement Page 10

In witness whereof, the parties hereto execute this Agreement on and make it effective on the Effective Date specified in the first paragraph of this Agreement.

TIFF Investment Program	AQR Capital Management, LLC
on behalf of the Fund

/s/ Kelly Lundstrom	/s/ William Fenrich
Signature	Signature

Kelly Lundstrom, VP	William Fenrich, Chief Legal Officer
Print Name/Title	Print Name/Title

AQR Money Manager Agreement Page 11

Schedule I-A

to the

Money Manager Agreement (the “Agreement”)

Dated as of September 29, 2017

between

AQR Capital Management, LLC (the “Manager”) and

TIFF Investment Program for its TIFF Multi-Asset Fund (the “Fund”)

Fee Calculation

This fee schedule will apply to the Managed Account generally referred to by the parties as the “US account.” The Managed Account to which this fee schedule will apply has a benchmark of the Russell 1000 Index.

Compensation

As compensation for the services performed and the facilities and personnel provided by the Manager for the Fund pursuant to this Agreement, the Fund will pay to the Manager (i) an asset based fee (the “Investment Management Fee”) plus (ii) a performance based fee (the “Performance Fee”), each as described below. For all calculations described hereunder, the net asset value of the Managed Assets shall be gross of all expenses except for the following:

i)	sub-custodian transaction charges related to investments by the Managed Assets in foreign markets,
ii)	the Manager’s management fees,
iii)	brokerage commissions incurred by the Managed Assets, and
iv)	borrowing costs related to short sale activities by the Managed Assets.

All capitalized terms used but not defined in this Schedule I will have the meanings ascribed to them in the Agreement.

Certain Defined Terms

Benchmark: Russell 1000 Index, Net Dividends Reinvested, USD [ticker: RIY]

Excess Return, for any Calculation Period, means an amount equal to the net return of the Managed Assets during such Calculation Period (with appropriate adjustments to reflect any additional contributions to, or withdrawals of, the Managed Assets) minus the Hurdle for the same Calculation Period. The Excess Return cannot be less than zero.

AQR Money Manager Agreement Page 12

Hurdle, for any Calculation Period, means an amount equal to Initial Amount, as of the first day of such Calculation Period (with appropriate adjustments to reflect any additional contributions to, or withdrawals of, the Managed Assets) multiplied by the change expressed as a percentage in the Benchmark for the full length of such Calculation Period.

Initial Amount, for any Calculation Period, means the sum of (i) the net asset value of the Managed Assets as of the first day of such Calculation Period plus (ii) the value of the Underperformance Carryforward Amount, if any, as of the first day of such Calculation Period (with appropriate adjustments to reflect any contributions to, or withdrawals of, the Managed Assets).

Calculation Period means the period commencing as of the inception of the Account (or, alternatively, as agreed to between the Client and the Adviser), and thereafter each period commencing as of the day following the last day of the preceding Calculation Period, and ending as of the close of business on the first to occur of the following after the relevant commencement date:

(1)	December 31;

(2)	the withdrawal of all or a portion of the Managed Assets (but only with respect to the portion withdrawn); or

(3)	termination of this Agreement.

For the avoidance of doubt, withdrawals made to pay the Investment Management and Performance Fees will not constitute the end of a Calculation Period.

Underperformance Carryforward Amount shall have shall have an initial value of zero and which shall be adjusted as follows:

(1)	as of the close of each Calculation Period, the value of the Underperformance Carryforward Amount (a) shall be increased by an amount equal to the Hurdle minus the net return of the Managed Assets for such Calculation Period, which value shall not be less than zero, and (b) shall be reduced (but not below zero) by the amount, if any, of the Excess Return for such Calculation Period; and

(2)	as of the close of each Calculation Period, any positive value of the Underperformance Carryforward Amount shall be adjusted if the Managed Assets have been reduced as of the end of such Calculation Period as a result of a partial withdrawal of the Managed Assets, by reducing such positive balance (but not below zero) by an amount determined by multiplying (a) such positive value by (b) a fraction, of which (x) the numerator is equal to the amount so withdrawn, and (y) the denominator is equal to the net asset value of the Managed Assets immediately before giving effect to withdrawal.

AQR Money Manager Agreement Page 13

Investment Management Fee: The Fund will pay the Manager an asset based fee of 20 basis points (0.20%) per annum, calculated monthly as of the last day of the calendar month based on the average daily net assets of the Managed Assets for the month to which the fee relates. The Investment Management Fee will be paid no later than the last day of the month immediately following the end of the month to which the fee relates and will be prorated for any period that is less than a full calendar month. The Investment Management Fee will be paid from the Managed Assets.

Calculation and Payment of Performance Based Fee: The Fund will pay the Manager a Performance Fee equal to 17.0% multiplied by the Excess Return, if any, of the Managed Assets for the relevant Calculation Period. Performance Fees will be payable in arrears in the month that follows the last calendar month of the Calculation Period. Performance Fees will be paid from the Managed Assets.

Notwithstanding the foregoing, no Performance Fee will be paid until the Excess Return for such Calculation Period exceeds the value of the Underperformance Carryforward Amount. The value of the Underperformance Carryforward Amount shall be carried forward to subsequent Calculation Periods and charged against Excess Returns, if any, generated in subsequent Calculation Periods. Therefore, before the Performance Fee is calculated for a Calculation Period, any Excess Return during such Calculation Period shall be reduced by the value, if any, of the Underperformance Carryforward Amount.

AQR Money Manager Agreement Page 14

Schedule I-B

to the

Money Manager Agreement (the “Agreement”)

Dated as of September 29, 2017

between

AQR Capital Management, LLC (the “Manager”) and

TIFF Investment Program for its TIFF Multi-Asset Fund (the “Fund”)

Fee Calculation

This fee schedule will apply to the Managed Account generally referred to by the parties as the “EAFE account.” The Managed Account to which this fee schedule will apply has a benchmark of the MSCI EAFE Index.

Compensation

As compensation for the services performed and the facilities and personnel provided by the Manager for the Fund pursuant to this Agreement, the Fund will pay to the Manager (i) an asset based fee (the “Investment Management Fee”) plus (ii) a performance based fee (the “Performance Fee”), each as described below. For all calculations described hereunder, the net asset value of the Managed Assets shall be gross of all expenses except for the following:

i)	sub-custodian transaction charges related to investments by the Managed Assets in foreign markets,
ii)	the Manager’s management fees,
iii)	brokerage commissions incurred by the Managed Assets, and
iv)	borrowing costs related to short sale activities by the Managed Assets.

All capitalized terms used but not defined in this Schedule I will have the meanings ascribed to them in the Agreement.

Certain Defined Terms

Benchmark: MSCI EAFE Index, Net Dividends Reinvested, USD [ticker: M1EA]

Excess Return, for any Calculation Period, means an amount equal to the net return of the Managed Assets during such Calculation Period (with appropriate adjustments to reflect any additional contributions to, or withdrawals of, the Managed Assets) minus the Hurdle for the same Calculation Period. The Excess Return cannot be less than zero.

Hurdle, for any Calculation Period, means an amount equal to Initial Amount, as of the first day of such Calculation Period (with appropriate adjustments to reflect any additional contributions to, or withdrawals of, the Managed Assets) multiplied by the change expressed as a percentage in the Benchmark for the full length of such Calculation Period.

AQR Money Manager Agreement Page 15

Initial Amount, for any Calculation Period, means the sum of (i) the net asset value of the Managed Assets as of the first day of such Calculation Period plus (ii) the value of the Underperformance Carryforward Amount, if any, as of the first day of such Calculation Period (with appropriate adjustments to reflect any contributions to, or withdrawals of, the Managed Assets).

Calculation Period means the period commencing as of the inception of the Account (or, alternatively, as agreed to between the Client and the Adviser), and thereafter each period commencing as of the day following the last day of the preceding Calculation Period, and ending as of the close of business on the first to occur of the following after the relevant commencement date:

(1)	December 31;

(2)	the withdrawal of all or a portion of the Managed Assets (but only with respect to the portion withdrawn); or

(3)	termination of this Agreement.

For the avoidance of doubt, withdrawals made to pay the Investment Management and Performance Fees will not constitute the end of a Calculation Period.

Underperformance Carryforward Amount shall have shall have an initial value of zero and which shall be adjusted as follows:

(1)	as of the close of each Calculation Period, the value of the Underperformance Carryforward Amount (a) shall be increased by an amount equal to the Hurdle minus the net return of the Managed Assets for such Calculation Period, which value shall not be less than zero, and (b) shall be reduced (but not below zero) by the amount, if any, of the Excess Return for such Calculation Period; and

(2)	as of the close of each Calculation Period, any positive value of the Underperformance Carryforward Amount shall be adjusted if the Managed Assets have been reduced as of the end of such Calculation Period as a result of a partial withdrawal of the Managed Assets, by reducing such positive balance (but not below zero) by an amount determined by multiplying (a) such positive value by (b) a fraction, of which (x) the numerator is equal to the amount so withdrawn, and (y) the denominator is equal to the net asset value of the Managed Assets immediately before giving effect to withdrawal.

Investment Management Fee: The Fund will pay the Manager an asset based fee of 30 basis points (0.30%) per annum, calculated monthly as of the last day of the calendar month based on the average daily net assets of the Managed Assets for the month to which the fee relates. The Investment Management Fee will be paid no later than the last day of the month immediately following the end of the month to which the fee relates and will be prorated for any period that is less than a full calendar month. The Investment Management Fee will be paid from the Managed Assets.

AQR Money Manager Agreement Page 16

Calculation and Payment of Performance Based Fee: The Fund will pay the Manager a Performance Fee equal to 17.0% multiplied by the Excess Return, if any, of the Managed Assets for the relevant Calculation Period. Performance Fees will be payable in arrears in the month that follows the last calendar month of the Calculation Period. Performance Fees will be paid from the Managed Assets.

Notwithstanding the foregoing, no Performance Fee will be paid until the Excess Return for such Calculation Period exceeds the value of the Underperformance Carryforward Amount. The value of the Underperformance Carryforward Amount shall be carried forward to subsequent Calculation Periods and charged against Excess Returns, if any, generated in subsequent Calculation Periods. Therefore, before the Performance Fee is calculated for a Calculation Period, any Excess Return during such Calculation Period shall be reduced by the value, if any, of the Underperformance Carryforward Amount.